Exhibit 10.2

OPENTABLE, INC.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of July 30, 2011, by and between Comerica Bank (“Bank”) and OPENTABLE, INC. (“Borrower”).

RECITALS

A.            Borrower and Bank are parties to that certain Loan and Security Agreement dated as of July 30, 2007, as amended September 18, 2008, June 23, 2009, July 19, 2010 and September 20, 2010 (the “Original Agreement”).

B.            Borrower and Bank wish to amend and restate the terms of the Original Agreement.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.  Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2           Accounting Terms.  Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules.

2.             LOAN AND TERMS OF PAYMENT.

2.1           Credit Extensions.

(a)           Promise to Pay.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)           Advances Under Revolving Line.

(i)            Amount.  Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line, inclusive of any amounts outstanding under the ACH Sublimit, the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, and any amounts outstanding under the Foreign Exchange Sublimit.  The aggregate amounts outstanding under the ACH Sublimit, the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, and amounts outstanding under the Foreign Exchange Sublimit shall not collectively exceed Five Million Dollars ($5,000,000) (the “Maximum Sublimit Amount”) at any time. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium. Notwithstanding anything to the contrary set forth herein, Borrower acknowledges and agrees that it shall not request, and Bank shall have no obligation to make, Advances at any time if Borrower has not delivered to Bank annual projections prepared by Borrower for the then current year, which projections shall be satisfactory, in form and substance, to Bank.

(ii)           Form of Request.  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii)          Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line.  Notwithstanding the foregoing, the aggregate outstanding amount of Letters of Credit, together with aggregate amounts outstanding under the ACH Sublimit, the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, and amounts outstanding under the Foreign Exchange Sublimit, shall not exceed the Maximum Sublimit Amount at any time.  Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement.  Borrower will pay any standard issuance and other fees that Bank notifies Borrower in advance that it will charge for issuing and processing Letters of Credit.

(iv)          Credit Card Services Sublimit.  Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the “Credit Card Services”).  The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves. Notwithstanding the foregoing, aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, together with the aggregate outstanding amount of Letters of Credit, the aggregate amounts outstanding under the ACH Sublimit, and amounts outstanding under the Foreign Exchange Sublimit, shall not exceed the Maximum Sublimit Amount at any time.   In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services.  The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(v)           ACH Sublimit.  Subject to the terms and conditions of this Agreement, Borrower may request ACH origination services by delivering to Bank a duly executed ACH application on Bank’s standard form; provided, however, that the total amount of the ACH processing reserves shall not exceed, and availability under the Revolving Line shall be reduced by, the ACH Sublimit.  In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the ACH services.  If Borrower has not secured to Bank’s satisfaction its obligations with respect to any ACH origination services by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding ACH origination services.  Notwithstanding the foregoing, total amount of the ACH processing reserves, together with the aggregate outstanding amount of Letters of Credit, the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, and amounts outstanding under the Foreign Exchange Sublimit, shall not exceed the Maximum Sublimit Amount at any time. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the ACH origination services continue.

(vi)          Foreign Exchange Sublimit. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date.  Borrower shall pay any standard issuance and other fees that Bank notifies Borrower in advance that will be charged for issuing and processing FX Contracts for Borrower.  The FX Amount shall at all times be equal to or less than the Foreign Exchange Sublimit.  The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

(vii)         Collateralization of Obligations Extending Beyond Maturity.  If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit, Credit Card Services, ACH origination services, or Foreign Exchange Contracts by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit, Credit Card Services, ACH origination services, or Foreign Exchange Contracts.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit, Credit Card Services, ACH origination services, or Foreign Exchange Contracts are outstanding or continue.

2.2           Reserved.

2.3           Interest Rates, Payments, and Calculations.

(a)           Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof as set forth in the Prime Referenced Rate Addendum to Amended and Restated Loan and Security Agreement attached hereto as Exhibit E (the “Interest Rate Addendum”).

(b)           Late Fee; Default Rate.  If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)           Payments.  Interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)           Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.4           Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies, except that to the extent Borrower uses the Advances to purchase Collateral, Borrower’s repayment of the Advances shall apply on a “first-in-first-out” basis so that the portion of the Advances used to purchase a particular item of Collateral shall be paid in the chronological order the Borrower purchased the Collateral.  After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5           Fees.  Borrower shall pay to Bank the following:

(a)           Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6           Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.             CONDITIONS OF LOANS.

3.1           Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement;

(b)           an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           a financing statement (Form UCC-1);

(d)           payment of the fees and Bank Expenses then due specified in Section 2.5;

(e)           current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(f)            current financial statements, including company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(g)           current Compliance Certificate in accordance with Section 6.2(b); and

(h)           such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2           Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.             CREATION OF SECURITY INTEREST.

4.1           Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2           Perfection of Security Interest.  Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable.  Any such financing statements may be signed by Bank on behalf of Borrower, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction.  Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank.  Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper, with the exception of the lease of Borrower’s equipment to customers in the ordinary course of business (subject to the other provisions of this Agreement).  Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3           Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.             REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1           Due Organization and Qualification.  Borrower and each Subsidiary is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect or except as set forth on the Schedule.

5.2           Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any material agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3           Collateral.  Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  All Collateral is located solely in the Collateral States.  All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.  Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4           Intellectual Property.  Borrower is the sole owner of the Intellectual Property that it owns, except for licenses granted by Borrower to its customers in the ordinary course of business.  To the best of Borrower’s knowledge, each of the Borrower’s Copyrights, Trademarks and Patents is valid and enforceable, and no part of any material Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of any material Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5           Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

5.6           Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7           No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended, subject in the cases of any unaudited financial statements to any year-end audit adjustments.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8           Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9           Compliance with Laws and Regulations.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the

Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10         Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and as set forth on the Schedule.

5.11         Government Consents.  Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12         Inbound Licenses.  As of the Closing Date, Borrower is not a party to, nor is bound by, any material license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, except as disclosed on the Schedule.

5.13         Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.             AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1           Good Standing and Government Compliance.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect except as set forth in the Schedule, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so would reasonably be expected to have a Material Adverse Effect.  Except as set forth in the Schedule, Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2           Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:  (i) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt (ii) within 5 days after their required Securities Exchange Commission filing date, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;  (iii) promptly upon receipt of written notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $2,500,000 or more; (iv) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (v) as soon as available, but in any event not later than 75 days after the end of each fiscal year, Borrower’s financial and business projections and budget for the then current year (or immediately following year, if projections are submitted prior to the fiscal year end), which projections and budget shall be analyst prepared and acceptable to Bank in form and substance; and (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(a)           Within 45 days after the last day of each quarter, Borrower shall deliver to Bank with each Form 10-Q, a Compliance Certificate certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(b)           As soon as possible and in any event within 3 business days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3           Inventory; Returns.  Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $2,500,000.

6.4           Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5           Insurance.

(a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as ordinarily maintained by other owners in similar business conducted in the locations where Borrower’s business is conducted on the date hereof.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed

Collateral in which Bank has been granted a first priority security interest.  If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6           Accounts.  Borrower shall maintain its primary depository and operating accounts with Bank or Bank affiliates at all times.  Borrower shall be allowed to maintain investment accounts with financial institutions other than Bank or Bank’s Affiliates without the requirement of a control agreement.

6.7           Reserved.

6.8           Intellectual Property Rights.

Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights that Borrower desires to protect, (ii) promptly advise Bank in writing of material infringements known by Borrower with respect to Trademarks, Patents and Copyrights that Borrower desires to protect, and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without written consent of Bank, which shall not be unreasonably withheld.  In the case of (i), (ii), and (iii), each shall be consistent with sound commercial practices as determined by Borrower in its reasonable business judgment.

6.9           Reserved.

6.10         Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.             NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent:

7.1           Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2           Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the Borrower State or relocate its chief executive office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without prompt written notification to Bank, which shall in any event be no later than 5 business days thereafter; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (ii) such transactions do not result in a Change in Control, and (iii) Borrower is the surviving entity.

7.4           Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5           Encumbrances.  Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6           Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may repurchase the stock of former employees or directors pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7           Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) financing transactions involving, in connection with, or for the purposes of, New Equity, (c) compensation arrangements, benefits plans or other similar arrangements for officers, directors and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business, or (d) any transaction between Borrower and any of its Subsidiaries or between any Subsidiaries that is not otherwise prohibited by this Agreement.

7.9           Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10         Inventory and Equipment.  Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and in the Collateral States.

7.11         No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1           Payment Default.  If Borrower fails to pay any of the Obligations when due;

8.2           Covenant Default.

(a)           If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)           If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 20 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 20 day period or cannot after diligent attempts by Borrower be cured within such 20 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3           Material Adverse Change.  If there occurs a material adverse change in Borrower’s business or financial condition, or if there is a material impairment in the repayment of any portion of the Obligations or a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral;

8.4           Defective Perfection.  If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.5           Attachment.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 20 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 20 days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6           Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7           Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $2,500,000 or that would reasonably be expected to have a Material Adverse Effect;

8.8           Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9           Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $2,500,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 20 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.10         Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any

Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.             BANK’S RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)           Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, any outstanding Credit Card Services, ACH origination services, or Foreign Exchange Contracts, as collateral security for the repayment of any future drawings under such Letters of Credit, Credit Card Services, ACH origination services, or Foreign Exchange Contracts, and (ii) pay in advance all Letter of Credit, Credit Card Services, ACH origination services, or Foreign Exchange Contracts fees scheduled to be paid or payable over the remaining term of the Letters of Credit, Credit Card Services, ACH origination services, or Foreign Exchange Contracts, and Borrower shall promptly deposit and pay such amounts;

(c)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)            Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a non-exclusive license, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as each pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)           Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.  Bank may sell the Collateral without giving any warranties as to the Collateral.  Bank may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i)            Bank may credit bid and purchase at any public sale;

(j)            Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2           Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, in accordance with the security interest in the Collateral granted hereunder, regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3           Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4           Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5           Bank’s Liability for Collateral.  Bank has no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6           No Obligation to Pursue Others.  Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower.  Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7           Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8           Demand; Protest.  Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.           NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:                                                                                                                 OPENTABLE, INC.

799 Market Street, 4th Floor

San Francisco, CA 94103

Attn:  Chief Financial Officer

FAX:  (415) 267-0938

If to Bank:                                                                                                                                       COMERICA BANK

m/c 4770

75 E Trimble Road

San Jose, CA 95131

Attn:  Manager

FAX:  (408) 556-5091

with a copy to:                                                                                                               COMERICA BANK

Two Embarcadero Center, Suite 300

San Francisco, CA 94111

Attn:  Kim Crosslin

FAX:  (415) 477-3270

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Jurisdiction shall lie in the State of California.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12.           REFERENCE PROVISION.

12.1         In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2         With the exception of the items specified in Section 12.3 below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

12.3         The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of selfhelp remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

12.4         The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

12.5         The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6         The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7         Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8         The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9         If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.   The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10       THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.           GENERAL PROVISIONS.

13.1         Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2         Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3         Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4         Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5         Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7         Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8         Confidentiality.  In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may reasonably determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Original Agreement, which Original Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Obligations governed by the Original Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Obligations.  The Liens created pursuant to the Original Agreement and any other Loan Documents shall secure the Obligations without interruption and with all priorities intact.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

OPENTABLE, INC.

By:	/s/ Matthew Roberts

Title:	Chief Executive Officer

COMERICA BANK

By:	/s/ Kim Crosslin

Title:	Vice President

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“ACH Sublimit” means a sublimit for Automated Clearing House transactions under the Revolving Line not to exceed $4,000,000, subject to the Maximum Sublimit Amount.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents;  reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or

Exhibit A-Page 1

prohibition, such property shall automatically become part of the Collateral, or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

“Collateral State” means the state or states where the Collateral is located, which are all 50 states in the United States of America.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Line not to exceed $250,000, subject to the Maximum Sublimit Amount.

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Sublimit” means a sublimit for foreign exchange contracts under the Revolving Line not to exceed $1,000,000, subject to the Maximum Sublimit Amount.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease

Exhibit A-Page 2

obligations, (d) all Contingent Obligations, and (e) all obligations arising under the ACH Sublimit, the Credit Card Services Sublimit, the Foreign Exchange Sublimit, and the Letter of Credit Sublimit, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)                                  Copyrights, Trademarks and Patents;

(b)                                 Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)                                  Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)                                 Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)                                  All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

(f)                                    All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Rate Addendum” has the meaning assigned in Section 2.3(a).

“Inventory” means all present and future inventory in which Borrower has any interest, as defined by GAAP.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed $1,000,000, subject to the Maximum Sublimit Amount.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Maximum Sublimit Amount” has the meaning assigned in Section 2.1(b)(i).

Exhibit A-Page 3

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“New Equity” means cash proceeds received after the Closing Date from the sale or issuance of Borrower’s equity (including, without limitation, in connection with Borrower’s sale or issuance of equity securities in a public offering) or Subordinated Debt securities.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)                                  Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)                                  Indebtedness not to exceed $2,500,000 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)                                 Subordinated Debt;

(e)                                  Indebtedness to trade creditors incurred in the ordinary course of business; and

(f)                                    Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)                                  Investments existing on the Closing Date disclosed in the Schedule;

(b)                                 (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts, all as defined by Borrower’s investment policies;

(c)                                  Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $2,500,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

Exhibit A-Page 4

(d)                                 Investments accepted in connection with Permitted Transfers;

(e)                                  Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed the lesser of (i) $10,000,000 in the aggregate in any fiscal year, or (ii) 80% of Borrower’s total assets;

(f)                                    Investments not to exceed $2,500,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g)                                 Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)                                     Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $2,500,000 in the aggregate in any fiscal year; and;

(j)                                     Any Investment with a bank or other financial institution made in accordance with Borrower’s sole discretion pursuant to Section 6.6 of the Agreement.

“Permitted Liens” means the following:

(a)                                  Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)                                  Liens not to exceed $2,500,000 in the aggregate (i) upon or in any Equipment (other than Equipment financed by an Equipment Advance) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)                                 Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business;

(e)                                  Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(f)                                    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments); and

Exhibit A-Page 5

(g)                                 Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)                                  Inventory in the ordinary course of business;

(b)                                 licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)                                  worn-out or obsolete Equipment not financed with the proceeds of Advances;

(d)                                 other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $2,500,000 during any fiscal year;

(e)                                  any Cash to investment accounts not held at Bank; or

(f)                                    any equity securities.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Profitability” means net income after tax.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means a Credit Extension of up to $5,000,000 (inclusive of any amounts outstanding under the ACH Sublimit, the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, and any amounts outstanding under the Foreign Exchange Sublimit).

“Revolving Maturity Date” means July 31, 2012.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

Exhibit A-Page 6

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

Exhibit A-Page 7

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

DEBTOR	OPENTABLE, INC.

SECURED PARTY:	COMERICA BANK

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property (as defined in the Loan and Security Agreement), now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of July 30, 2007, include the Intellectual Property solely to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Ex1

EXHIBIT C

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M, P.S.T.

DEADLINE FOR EQUIPMENT ADVANCES IS 3:00 P.M., P.S.T.**

DEADLINE FOR WIRE TRANSFERS IS 1.30 P.M, P.S.T.

*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.

**Subject to 3 day advance notice.

TO: Loan Analysis	DATE:	TIME:

FAX #:  (650) 462-6061

FROM:	OpenTable, Inc.	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name
The following person is authorized to request the loan payment
FROM:		transfer/loan advance on the designated account and is known to me.
Authorized Signer’s Name

FROM:
	Authorized Signature (Borrower)	Authorized Requester & Phone #

PHONE #
Received by (Bank ) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
Authorized Signature (Bank)
TO ACCOUNT#:
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
		Comp. Status:	YES	NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by Bank; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE?  (PLEASE CIRCLE ONE)       YES        NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

Exhibit C-Page 22

EXHIBIT D

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	Comerica Bank
Technology & Life Sciences Division
Loan Analysis Department
250 Lytton Avenue
3rd Floor, MC 4240
Palo Alto CA 94301
Phone: (650) 462-6060
Fax: (650) 462-6061

FROM: OPENTTABLE, INC.

The undersigned authorized Officer of OpenTable, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower end Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof; provided however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. Attached herewith are the required documents supporting the above certification (“Supporting Documents”). The Officer further certifies the Supporting Documents are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied form one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column,

REPORTING COVENANTS	REQUIRED	COMPLIES
Compliance Certificate	Monthly, within 30 days	YES	NO
Analyst Prepared Projections	Annually, within 75 days of FYE	YES	NO
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC tiling (95 days)	YES	NO

Total amount of Borrower’s cash and investments	Amount: $	YES	NO
Total amount of Borrower’s cash and investments maintained with Bank	Amount: $	YES	NO

	DESCRIPTION	APPLICABLE
Legal Action > $2,500,000 (Sect. 6.2(iv))	Notify promptly upon notice	YES	NO
Inventory Disputes> $2,500,000 (Sect. 6.3)	Notify promptly upon notice	YES	NO
Cross default with other agreements>$2,500,000 (Sect. 8.7)	Notify promptly upon notice	YES	NO

Judgments a $2,500,000 (Sect. 8.9)	Notify promptly upon notice	YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
Permitted Indebtedness for equipment leases	<$2,500,000	$	YES	NO
Permitted Investments for stock repurchase	<$2,500,000	$	YES	NO
Permitted Investments for subsidiaries	<$10,000,000	$	YES	NO
Permitted Investments for employee loans	<$2,500,000	$	YES	NO
Permitted Investments for joint ventures	<$2,500,000	$	YES	NO
Permitted Liens for equipment leases	<$2,500,000	$	YES	NO
Permitted Transfers	<$2,500,000	$	YES	NO

Please Enter Below Comments Regarding Violations:

The undersigned further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

Authorized Signer

Name

Title

Exhibit D-Page 11

EXHIBIT E

INTEREST RATE ADDENDUM

(See Attached)

Exhibit E-Page 1

Prime Referenced Rate Addendum To

Amended and Restated Loan and Security Agreement

This Prime Referenced Rate Addendum to Amended and Restated Loan and Security Agreement (this “Addendum”) is entered into as of July 30, 2011, by and between Comerica Bank (“Bank”) and OpenTable, Inc. (“Borrower”).  This Addendum supplements the terms of the Amended and Restated Loan and Security Agreement dated as of the date hereof (as the same may be amended, modified, supplemented, extended or restated from time to time, collectively, the “Agreement”).

1.             Definitions.  As used in this Addendum, the following terms shall have the following meanings.  Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a.             “Applicable Margin” means one half of one percent (0.50%) per annum.

b.             “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c.             “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)                                  for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)                                  1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

d.             “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

e.             “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

f.              “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2.             Interest Rate.  Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3.             Payment of Interest.  Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first day of each month, until maturity (whether as stated herein, by acceleration, or otherwise).  In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum.  Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4.             Bank’s Records.  The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5.             Default Interest Rate.  From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand.  In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement.  In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6.             Prepayment.   Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty.  Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.  Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7.             Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a.             If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations hereunder or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction.  A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

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b.             In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Obligations hereunder.  A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent manifest error.

8.             Legal Effect.  Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9.             Conflicts.  As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

10.           Amendment and Restatement. This Addendum amends, restates and replaces, in its entirety, without novation or satisfaction, that certain Prime Referenced Rate Addendum to Loan and Security Agreement, dated June 23, 2009 between Borrower and Bank.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		OPENTABLE, INC.

By:	/s/ Kim Crosslin	By:	/s/ Matthew Roberts

Name:	Kim Crosslin	Name:	Matthew Roberts

Title:	Vice President	Title:	Chief Executive Officer

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SCHEDULE OF EXCEPTIONS

TO BE COMPLETED BY BORROWER

Permitted Indebtedness  (Exhibit A)

None

Permitted Investments  (Exhibit A)

1.                                      OpenTable Europe Ltd.

2.                                      OpenTable Kabushiki Kaisha

3.                                      OpenTable Mexico S de la RL

4.                                      OpenTable GmbH

5.                                      OpenTable Spain S.L.

6.                                      OpenTable EURL

7.                                      OpenTable Canada, Inc.

8.                                      Table Maestro, Inc.

9.                                      OpenTable UK Holdings Ltd.

10.                               toptable Holdings Ltd.

11.                               toptable.co.uk Ltd.

12.                               toptable Services Ltd.

13.                               London Eating Ltd.

14.                               Restaurant Bookings Ltd.

15.                               City Living Group Ltd.

16.                               City Eating Ltd.

Permitted Liens  (Exhibit A)

None

Prior Names  (Section 5.5)

Easyeats.com; Opentable.com; Opentable.com, Inc.

Litigation  (Section 5.6)

None

Inbound Licenses  (Section 5.12)

None

Corporation Resolutions and Incumbency Certification

Authority to Procure Loans

I certify that I am the duly elected and qualified Secretary of OpenTable, Inc., a Delaware Corporation (“Corporation”); that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation in accordance with its bylaws and applicable statutes.

Copy of Resolutions:

Be it Resolved, That:

1.               Any one (1) of the following CEO, CFO (insert titles only) of the Corporation are/is authorized, for, on behalf of, and in the name of the Corporation to:

(a)          Negotiate and procure loans, letters of credit and other credit or financial accommodations from Comerica Bank (“Bank”), a Texas banking association, including, without limitation, that certain Amended and Restated Loan and Security Agreement dated as of July 30, 2011, as may subsequently be amended from time to time.

(b)         Discount with the Bank, commercial or other business paper belonging to the Corporation made or drawn by or upon third parties, without limit as to amount;

(c)          Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Corporation, whether or not registered in the name of the Corporation;

(d)                                       Give security for any liabilities of the Corporation to the Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Corporation (other than the Company’s intellectual property);

(e)                                        Issue a warrant or warrants to purchase the Corporation’s capital stock; and

(f)                                          Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of Indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Corporation’s property and assets.

2.              Said Bank be and it is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign, whether so payable to the order of any of said persons in their individual capacities or not, and whether such proceeds are deposited to the individual credit of any of said persons or not;

3.               Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of these Resolutions are ratified, confirmed and approved as the act or acts of the Corporation.

4.               These Resolutions shall continue in force, and the Bank may consider the holders of said offices and their signatures to be and continue to be as set forth in a certified copy of these Resolutions delivered to the Bank, until notice to the contrary in writing is duly served on the Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).

5.               Any person, corporation or other legal entity dealing with the Bank may rely upon a certificate signed by an officer of the Bank to effect that these Resolutions and any agreement, instrument or document executed pursuant to them are still in full force and effect and binding upon the Corporation.

6.               The Bank may consider the holders of the offices of the Corporation and their signatures, respectively, to be and continue to be as set forth in the Certificate of the Secretary of the Corporation until notice to the contrary in writing is duly served on the Bank.

I further certify that the above Resolutions are in full force and effect as of the date of this Certificate; that these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified; that neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the certificate of incorporation or bylaws of the Corporation or of any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound; and that neither the certificate of incorporation nor bylaws of the Corporation nor any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound require the vote or consent of shareholders of the Corporation to authorize any act, matter or thing described in the foregoing Resolutions.

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I further certify that the following named persons have been duly elected to the offices set opposite their respective names, that they continue to hold these offices at the present time, and that the signatures which appear below are the genuine, original signatures of each respectively:

(PLEASE SUPPLY GENUINE SIGNATURES OF AUTHORIZED SIGNERS BELOW)

NAME (Type or Print)	TITLE	SIGNATURE

Matthew Roberts	CEO	/s/ Matthew Roberts

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Corporation to be affixed on July 30, 2011.

Secretary

***

The Above Statements are Correct.	/s/ John Orta /s/ Matthew Roberts
SIGNATURE OF OFFICER OR DIRECTOR OR, IF NONE. A SHAREHOLDER OTHER THAN SECRETARY WHEN SECRETARY IS AUTHORIZED TO SIGN ALONE.

Failure to complete the above when the Secretary is authorized to sign alone shall constitute a certification by the Secretary that the Secretary is the sole Shareholder, Director and Officer of the Corporation.

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COMERICA BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Revolver)

Name: OPENTABLE, INC.	Date: July 30, 2011

$5,000,000	credited to deposit account No. when Advances are requested or disbursed to Borrower by cashiers check or wire transfer

Amounts paid to others on your behalf:
$	to Comerica Bank for Loan Fee
$	to Comerica Bank for Document Fee
$	to Comerica Bank for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to
$	to
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

/s/ Matthew Roberts
Signature	Signature

COMERICA BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To:  Comerica Bank

Re:  Loan #

You are hereby authorized and instructed to charge account No.                                                    in the name of

OPENTABLE, INC.

for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒          Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒          Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒          Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature:		Date: July 30, 2011

OPENTABLE, INC.

By:	/s/ Matthew Roberts

Name:	Matthew Roberts

Its:	CEO

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you.  We may also ask to see your driver’s license or other identifying documents.

Secured Party:  Comerica Bank

Debtor:  OpenTable, Inc.

EXHIBIT A to UCC Financing Statement

COLLATERAL DESCRIPTION ATTACHMENT TO UCC NATIONAL FINANCING FORM

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property (as defined in the Loan and Security Agreement), now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of July 30, 2007, include the Intellectual Property solely to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.